Exhibit 99.1
For More Information Contact:

Investors:	Media:
Ria Marie Carlson (714) 382-4400	Cliff Crisanti (714) 382-1138
ria.carlson@ingrammicro.com	clifford.crisanti@ingrammicro.com

Kay Leyba (714) 382-4175	Lisa Zwick (714) 382-2378
kay.leyba@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS FIRST-QUARTER 2010 FINANCIAL RESULTS

Sales Growth of 20 Percent is Strongest Increase Since 1999
Double-Digit Revenue and Operating Income Growth in All Regions

SANTA ANA, Calif., Apr. 29, 2010 —Ingram Micro Inc. (NYSE: IM), the world's largest technology distributor, today announced double-digit increases in sales and profits for the first quarter ended April 3, 2010.

Worldwide sales for the first quarter were $8.10 billion, an increase of 20 percent compared with sales of $6.75 billion in the prior-year first quarter.  The translation of relatively stronger foreign currencies had a positive effect of approximately six percentage points.

Net income grew at greater rate than sales, reaching $70.3 million, or $0.42 per diluted share, which includes approximately $1.7 million (net of tax) or $0.01 per diluted share related to a gain on the sale of real estate in Germany.  Net income in the prior-year quarter was $27.5 million, or $0.17 per diluted share, which included costs of $14.2 million, or approximately $0.06 per diluted share, related to expense-reduction programs.

“We’re pleased to be back in growth mode,” said Gregory Spierkel, chief executive officer, Ingram Micro Inc.  “We’re even happier to generate strong operating leverage, with the increase in operating income significantly outpacing sales growth.  Our initiatives to re-energize sales and diligently manage expenses, combined with a better demand environment, drove our results this quarter.  Every region contributed to the company’s strong performance.  North America’s operating income more than doubled on 19-percent sales growth, while EMEA produced its highest first-quarter operating margin since 2005 with 18-percent sales growth.  Asia-Pacific sales grew 28-percent, the highest of the regions, and Latin America delivered the highest operating margin.  The improvements we made during the recessionary months are paying off and should continue to deliver benefits throughout the year.”

Additional First Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

2-2-2 Ingram Micro Reports First-Quarter 2010 Results

Regional Sales

•	North America sales were $3.29 billion (41 percent of total sales), an increase of 19 percent versus $2.77 billion reported in the year-ago quarter.

•
Europe, Middle East and Africa (EMEA) sales grew 18 percent to $2.67 billion (33 percent of total sales) versus $2.27 billion in the prior-year period.  The translation impact of relatively stronger European currencies had a positive effect of approximately eight percentage points.

•
Asia-Pacific sales increased 28 percent to $1.77 billion (22 percent of total sales) versus $1.38 billion reported in the year-ago quarter.  The translation impact of relatively stronger regional currencies had a positive effect of approximately 14 percentage points.

•
Latin America sales were $370.2 million (4 percent of total sales) versus $321.5 million reported one year ago.  The translation impact of relatively stronger local currencies had a positive impact of approximately 12 percentage points.

Gross Margin

Gross margin was 5.45 percent, a decrease of 20 basis points from the 5.65 percent in the prior-year quarter but above the company’s intended floor of 5.40 percent.  Year-over-year comparisons are impacted primarily by softer volumes in the fee-for-service division and a greater mix of lower-margin products and geographies.

Operating Expenses

Total operating expenses in the quarter were $335.8 million or 4.15 percent of total sales, which includes a benefit of $2.4 million (0.03 percent of total sales) related to the gain on the sale of real estate in Germany.  In the first quarter of 2009, operating expenses were $335.8 million or 4.98 percent of total sales, which included $14.2 million (0.21 percent of total sales) in costs associated with the company’s expense-reduction programs.  The impact of stronger foreign currencies increased operating expenses by approximately $17 million, which was largely offset by the savings from previously completed expense-reduction actions and continued cost controls in 2010.

Operating Income

Worldwide operating income was $105.7 million (1.31 percent of total sales), which includes a $2.4 million benefit (0.03 percent of total sales) related to the real estate sale in Germany, as noted above.  In the prior-year quarter, operating income was $45.2 million (0.67 percent of total sales), which included the $14.2 million in expense-reduction program costs referenced above.

3-3-3 Ingram Micro Reports First-Quarter 2010 Results

•
North America operating income was $41.9 million or 1.27 percent of North America sales, compared with $12.8 million or 0.46 percent of sales in the year-ago quarter, which included $6.2 million (0.22 percent of North America sales) in costs related to the company’s expense-reductions programs.

•
EMEA operating income was $34.9 million or 1.31 percent of EMEA sales, which includes $2.4 million (0.09 percent of EMEA sales) related to the sale of real estate in Germany.  In the 2009 first quarter, EMEA’s operating income was $15.1 million (0.67 percent of sales), which included $6.1 million  (0.27 percent of EMEA sales) in expense-reduction program costs.

•
Asia-Pacific operating income was $26.5 million or 1.50 percent of Asia-Pacific sales.  In the comparable prior-year period, Asia-Pacific posted operating income of $13.8 million or 1.00 percent of sales, which included $1.7 million in costs (0.13 percent of Asia-Pacific sales) associated with the company’s expense reduction programs.

•
Latin America operating income was $6.4 million or 1.73 percent of Latin America sales, compared with $5.1 million or 1.57 percent of sales in the year-ago quarter, which included $0.2 million (0.06 percent of Latin America sales) in expense-reduction program costs.

•
Stock-based compensation expense was $4.0 million versus $1.5 million in the prior-year period.  Stock-based compensation impacts are presented as a separate reconciling amount in the company's segment reporting in both periods and are not included in the regional operating results, but are included in the total worldwide operating results.

Other expense for the quarter was $8.5 million versus $7.6 million in the year-ago period.

The effective tax rate was 27.7 percent compared to 27.0 percent in first quarter 2009.

Total depreciation and amortization was $16.0 million.

Capital expenditures were $16.3 million.

Balance Sheet Highlights

•	The cash and cash equivalents balance at April 3, 2010, was $911 million, which is flat with the 2009 year-end balance.

•	Total debt was $370 million, a decrease of $9 million from year-end 2009. Debt-to-capitalization was 11 percent, which is also consistent with the end of 2009.

•	Inventory was $2.6 billion, or 31 days on hand, compared with $2.5 billion, or 27 days on hand, at the end of 2009.

•	Working capital days were 24 versus 21 at year-end 2009.

4-4-4 Ingram Micro Reports First-Quarter 2010 Results

“We’re driving the right balance of growth, profitability and working capital to improve returns,” said William Humes, senior executive vice president and chief financial officer.  “Gross margins and working capital were within our expectations in this higher-growth environment, while operating expenses as a percentage of sales improved significantly due to our diligent control of costs and the benefits from our prior streamlining efforts.  Our cash and debt positions remain solid and we’ve generated strong year-over-year improvement in return on invested capital. Our business is on a strong footing, ready to support increasing demand from a recovering economy.”

Outlook

“For the second quarter, we expect strong year-over-year growth to continue,” said Spierkel.  “The second quarter is seasonally softer than the first due to spring holidays, with history pointing to a mild, single-digit sequential decline.  We expect continued solid operating leverage on our year-over-year growth as our recent improvements and careful expense management continue to deliver results.”

Spierkel added:  “I’m looking forward to this year.  The economic recovery is becoming more tangible and our business improvements have set the stage for continued success.  We are focused on driving profitable sales growth while investing in systems enhancements and expansion opportunities that will improve our competitive position and, ultimately, shareholder returns. The team is energized and working toward making 2010 one of the best years in our history.”

Conference Call and Webcast

Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET.  To listen to the conference call webcast and view the accompanying presentation slides, visit the company's website at www.ingrammicro.com (Investor Relations section).  The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about economic conditions, capital resources, cost reduction actions, revenues, operating income, margins, expenses, integration costs, operating efficiencies, profitability, market share and rates of return, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram

5-5-5 Ingram Micro Reports First-Quarter 2010 Results

Micro's business, financial condition and results of operations.  Ingram Micro disclaims any duty to update any forward-looking statements.  Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) difficult conditions in the global economy in general have affected our business and results of operations and these conditions are not expected to improve in the near future and may worsen; (2) changes in our credit rating or other market factors such as continued adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs through reduced access to capital, or it may increase our cost of borrowing; (3) our failure to adequately adapt to economic and industry changes and to manage prolonged contractions could negatively impact our future operating results; (4) if our business does not perform well, we may be required to recognize further impairments of our intangible or other long-lived assets or establish a valuation allowance against our deferred income tax assets, which could adversely affect our results of operations or financial condition; (5) we continually experience intense competition across all markets for our products and services, which may intensify in a more difficult global economy; (6) we operate a global business that exposes us to risks associated with international activities; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions and continued enhancements to information systems, processes and procedures and infrastructure on a global basis, which could disrupt our business and have an adverse effect on our operating results; (8) we are dependent on a variety of information systems and a failure of these systems could disrupt our business and harm our reputation and net sales; (9) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or operating margins and we may be required to pay additional tax assessments; (11) we cannot predict with certainty what loss we might incur as a result  of the SEC inquiry we have received as well as other litigation matters and contingencies that we may be involved with from time to time; (12) we may incur material litigation, regulatory or operating costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (13) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (14) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (15) we face a variety of risks with outsourcing arrangements; (16) changes in accounting rules could adversely affect our future operating results; (17) our quarterly results have fluctuated significantly; and (18) we are dependent on third-party shipping companies for the delivery of our products.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended January 2, 2010; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services and product aggregation and distribution. The company serves approximately 150 countries and is the only global broad-based IT distributor with operations in Asia.  Visit www.ingrammicro.com.

# # #

© 2010 Ingram Micro Inc.  All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	April 3,	January 2,
	2010	2010

ASSETS
Current assets:
Cash	$911,160	$910,936
Trade accounts receivable, net	3,446,074	3,943,243
Inventory	2,579,494	2,499,895
Other current assets	314,324	392,831

Total current assets	7,251,052	7,746,905

Property and equipment, net	221,225	221,710
Other assets	249,634	210,735

Total assets	$7,721,911	$8,179,350

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,832,647	$4,296,224
Accrued expenses	393,013	423,365
Short-term and current maturities of long-term debt	118,517	77,071

Total current liabilities	4,344,177	4,796,660

Long-term debt, less current maturities	251,964	302,424
Other liabilities	72,093	68,453

Total liabilities	4,668,234	5,167,537

Stockholders' equity	3,053,677	3,011,813

Total liabilities and stockholders' equity	$7,721,911	$8,179,350

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	April 3, 2010		April 4, 2009

Net sales	$8,095,954		$6,745,084

Cost of sales	7,654,492		6,364,080
Gross profit	441,462		381,004

Operating expenses:
Selling, general and administrative	335,942	(a)	321,972	(a)
Reorganization costs (credits)	(169)		13,786	(a)
	335,773	(a)	335,758	(a)

Income from operations	105,689		45,246

Interest and other	8,457		7,621

Income before income taxes	97,232		37,625

Provision for income taxes	26,904		10,159

Net income	$70,328		$27,466

Diluted earnings per share	$0.42		$0.17

Diluted weighted average
shares outstanding	168,511,108		162,537,718

(a)	See related footnote on the schedule of supplementary information for the thirteen weeks ended April 3, 2010 and April 4, 2009.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended April 3, 2010 (a)
		Operating	Operating
	Net Sales	Income	Margin

North America	$3,291,986	$41,916	1.27%
EMEA	2,665,410	34,862	1.31%
Asia Pacific	1,768,399	26,527	1.50%
Latin America	370,159	6,415	1.73%
Stock-based compensation expense	-	(4,031)	-

Consolidated Total	$8,095,954	$105,689	1.31%

	Thirteen Weeks Ended April 4, 2009 (b)
		Operating	Operating
	Net Sales	Income	Margin

North America	$2,772,806	$12,791	0.46%
EMEA	2,266,169	15,118	0.67%
Asia Pacific	1,384,646	13,830	1.00%
Latin America	321,463	5,053	1.57%
Stock-based compensation expense	-	(1,546)	-

Consolidated Total	$6,745,084	$45,246	0.67%

(a)
The income from operations recorded in EMEA for the thirteen weeks ended April 3, 2010 includes a gain on sale of land and building in Germany of $2,380 (0.09% of EMEA net sales and 0.03% of consolidated net sales.)

(b)
The thirteen weeks ended April 4, 2009 includes: net charges of $14,224 (0.21% of consolidated net sales) to operating expenses comprised of $6,196 in North America (0.22% of North America net sales), $6,111 in EMEA (0.27% of EMEA net sales), $1,735 in Asia-Pacific (0.13% of Asia-Pacific net sales), and $182 in Latin America (0.06% of Latin America net sales), primarily for reorganization costs of $13,786 associated with headcount reductions and facility exit costs, and charges to selling general and administrative expenses of $438 primarily for retention and consulting costs associated with the reorganization program.